Exhibit 10.1

Mitek Systems, Inc.

Executive Bonus Program Fiscal Year 2014

Objective

The objective of the Mitek Executive Bonus Program (the “Program”) is to reward executives with an opportunity to earn an annual cash bonus for their contributions to the achievement of corporate goals during the fiscal year. This plan is intended to ensure a competitive total compensation opportunity and to foster a team effort in the attainment of corporate goals.

Program Design

The Program provides for the payment of an annual cash bonus that is based upon the percentage achievement of the fiscal 2014 annual revenue and adjusted net income plans and individual performance goals.

Annual cash bonuses are computed as a percentage of the participant’s annualized salary earned during the 2014 fiscal year. The CEO bonus target is equal to 80% of his annualized salary. The bonus target for the CFO, CTO and CMO is equal to 40% of their respective annualized salaries. The bonus target for the CSO is 20% of his annualized salary.

The CEO’s bonus will be determined at the discretion of the Compensation Committee of the Board of Directors. For the CFO, CMO, CTO and CSO, the total annual cash bonus will be allocated as follows: 50% based on revenue performance, 25% based on adjusted net income performance and 25% based on individual performance goals. The maximum bonus payable to the CFO, CTO, CMO and CSO is 150% of their respective target bonuses.

Eligibility

In order to be eligible for a bonus award, the participant must: (i) be employed by the Company for a minimum of a full quarter of the fiscal year for which an annual bonus is earned and (ii) be employed by the Company at the time of payment of the bonus. Each participant will be paid after the close of the books and annual audit at the end of the 2014 fiscal year, and any bonus payable will be calculated pro rata to the number of days of employment with the Company during the 2014 fiscal year.

Limitations

The Program is administered by the Compensation Committee. Final authority and full discretion in all matters pertaining to the development, or amendment of the Program and the granting of any bonus award under the Program rests with the Compensation Committee.

Participation in the Program does not in any way imply a contractual relationship for employment or in any way alter the at-will employment relationship with the Company.